Exhibit 10.9 (iv)

AMENDMENT THREE

TO

EMPLOYMENT AGREEMENT

Effective December 10, 2003, this AMENDMENT THREE TO EMPLOYMENT AGREEMENT by and between Anthem Insurance Companies, Inc., an Indiana insurance company (the “Company”) and Michael D. Houk (the “Executive”) hereby amends the EMPLOYMENT AGREEMENT (the “Agreement”) between the parties dated as of the 12th day of August, 2000, as follows:

1.	Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2. Term of Employment. Unless sooner terminated pursuant to Section 7, the term of the Executive’s employment under this Agreement shall continue for sixty (60) days following the naming of his successor, or, if no such successor is named, at the discretion of the President and CEO. The term of the Executive’s employment shall in any event terminate no later than June 30, 2004. Upon the Executive’s completion of the term as defined above, he shall be entitled to the payments and benefits set forth in Section 11 for a period of one (1) year. During said term, the Executive shall take six weeks of personal time off, as agreed to by the President and CEO.

2.	The Executive’s salary shall be increased effective January 1, 2004, as set forth in the statement of executive compensation delivered to the Executive. This 2004 salary amount will be used for the computation of annual incentive and long term incentive opportunities, at percentages set forth in said statement. Severance payable pursuant to Section 11 will be at an amount no less than said 2004 salary amount.

3.	All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this AMENDMENT THREE TO EMPLOYMENT AGREEMENT effective as of the day and year first above written.

Michael D. Houk	Anthem Insurance Companies, Inc.

/s/ Michael D. Houk	By:	/s/ Larry C. Glasscock
Name: Larry C. Glasscock Title: President and CEO